Exhibit 99.1

Press Contact

Mark Plungy

Director, Public Relations

+1 (650) 424-5630
mark.plungy@varian.com

Investor Relations Contact

J. Michael Bruff

Senior Vice President, Investor Relations

+1 (650) 424-5163
investors@varian.com

FOR IMMEDIATE RELEASE

Dr. Jeff Balser Named to Varian Board of Directors

PALO ALTO, Calif. — September 12, 2018 — Varian (NYSE: VAR) today announced that Jeffrey R. Balser, MD, PhD, president and chief executive officer at Vanderbilt University Medical Center and dean of Vanderbilt University School of Medicine, has been appointed to the Varian Board of Directors, effective October 1, 2018.

“We are very pleased that Jeff Balser has joined the Varian board,” said R. Andrew Eckert, chairman of Varian’s Board of Directors. “Jeff brings to Varian a diverse and proven skill set as a physician, scientist and businessman. We look forward to his contributions in assisting Varian’s transformation from the leader in radiation therapy to the leader in cancer care solutions.”

“Varian has a well-earned reputation as a strong mission-driven company developing and delivering innovative cancer care solutions,” said Dr. Balser. “I look forward to working with my fellow Board members and the Varian team to continue the company’s growth efforts in creating a world without the fear of cancer.”

Dr. Balser, 56, has served as the president and CEO of Vanderbilt University Medical Center since 2016 and the dean of Vanderbilt University School of Medicine since 2008. During this time, he has led the Medical Center through a period of increased service volume with major inpatient expansions of the children’s hospital and the adult critical care areas. Dr. Balser earned his medical and PhD degrees from Vanderbilt University and completed his residency and fellowship training at The Johns Hopkins Hospital. Additionally, he earned a Bachelor of Science degree in Engineering from Tulane University.

About Varian
Varian is a leader in developing and delivering cancer care solutions and is focused on creating a world without fear of cancer. Headquartered in Palo Alto, California, Varian employs approximately 7,000 people around the world. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

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